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                      January 27, 2022

       Bill W. Wheat
       Chief Financial Officer
       D.R. Horton, Inc.
       1341 Horton Circle
       Arlington, Texas 76011

                                                        Re: D.R. Horton, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed November 20,
2020
                                                            File No. 001-14122

       Dear Mr. Wheat:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Thomas B. Montano